Exhibit 99.2

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2007 and the Full Year of 2007

Burr Ridge, Illinois – (February 20, 2008) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) today reported net income of $929,000 and basic earnings per share of $0.05 for the three months ended December 31, 2007, compared to net income of $1.2 million and basic earnings per share of $0.06 for the three months ended December 31, 2006.

For the year ended December 31, 2007, BankFinancial reported net income of $7.2 million and basic earnings per share of $0.35, compared to net income of $10.0 million and basic earnings per share of $0.45 for the year ended December 31, 2006.

Net income for the three months and for the year ended December 31, 2007 included a pre-tax charge of $1.2 million reflecting BankFinancial’s proportionate share of Visa’s estimated litigation obligations. The charge was recorded because BankFinancial, like other Visa USA members, is obligated to share expenses, resulting from certain Visa litigation, proportionately with its ownership interests in Visa USA. If Visa USA’s initial public offering is completed as planned, BankFinancial’s proportionate share of the proceeds of the initial offering is expected to offset or exceed the amount of this charge.

Overview of Business Conditions

Business conditions became increasingly uncertain in the fourth quarter of 2007. Our targeted commercial loan categories remained essentially constant. Our residential loan portfolio declined in part due to accelerating prepayments and in part due to a transfer of Fannie Mae-securitized loans to our available-for-sale securities portfolio. We expect that the uncertainty surrounding the U.S. economy and certain real estate markets will increase the unpredictability of the volume of our loan originations and loan repayments in 2008, though we believe the overall residential, construction and selected healthcare loan segments will decline during the year, with the decline offset by growth in commercial loans and lease receivables.

Our non-accrual loans increased this quarter, principally due to a $2.7 million loan secured by an apartment building located in a northern Chicago suburb. The borrower is now subject to, and in compliance with, a forbearance agreement that is expected to restore the loan to accrual status at the end of the first quarter of 2008. Overall trends in the quality of the multi-family and commercial real estate portfolios remained stable. The healthcare loan portfolio continues to receive priority resolution attention with our exposure expected to continue to decline materially in 2008. The quality of our overall residential and home equity portfolio remains strong.

Our construction loan portfolio quality remains stable. Reductions of the construction portfolio increased recently due to project sales, but we are closely monitoring the capability of certain borrowers to continue making debt service payments on their construction projects. We expect that there will be isolated cases where we elect not to renew certain construction loans and pursue either negotiated collateral dispositions or formal legal remedies if the borrower is unable to continue scheduled debt service or proposes unacceptable exit solutions.

As we expected, pursuant to our model, our general loan loss reserves continued to increase due to the changes in national and local economic risk factors. We continue to believe that adherence to our historical loan underwriting standards remains appropriate.

Deposits declined in the fourth quarter of 2007 principally due to our decision to reduce interest rates on higher-balance money market accounts and certificates of deposit consistent with overall declines in the Prime Rate and U.S. Treasury yields. Competition for deposits from certain institutions increased, however, as these competitors maintained constant deposit interest rates on higher-balance checking, savings, money market and certificates of deposit accounts. We expect the intensity of this competition to moderate to a limited extent in 2008, but this could be offset by the continued pressures from competitors with mortgage- or construction-related liquidity issues or competitors engaged in de novo branch office expansion.

Our net interest margin and net interest spread were relatively stable during the quarter. Nonetheless, we believe that such behavior may not necessarily continue because of further reductions in our construction and healthcare loan portfolios and continued deposit pricing pressures. These factors could be offset by a more favorable interest rate environment and potentially widening commercial credit spreads on multifamily and commercial real estate loans. In addition, on a comparative basis, other factors affecting net interest margin include the cumulative effects of our share repurchase program and the fact that our recent investment in Bank-Owned Life Insurance produces non-interest income rather than interest income. We expect that these factors will continue to affect our net interest margin in future quarters; however, we are also focused on generating positive influences through the further diversification of our commercial credit portfolio, optimization of the overall mix of the loan portfolio and gathering non-interest bearing deposits from local small businesses.

Non-interest income was essentially constant during the quarter. We expect that Title Insurance and Wealth Management will not contribute as strongly to earnings in 2008 as in 2007 based on our current expectations concerning interest rates and our anticipated residential mortgage lending activity.

Non-interest expenses rose during the quarter, principally due to seasonal factors, but the overall non-interest expense trend remained well contained. We expect expenses for marketing (especially retail deposits and small business customers), commercial business development personnel and certain technology investments related to customer service and commercial loan operations to increase in 2008, but the increase is expected to be partially offset by continued targeted reductions in staff and expenses consistent with the results of performance reviews and new technology deployments.

Overview of Financial Condition and Operating Results

Financial Condition

Net loans receivable decreased $22.3 million, or 1.7%, to $1.254 billion during the fourth quarter of 2007, primarily due to a reduction of our holdings of one- to four-family residential real estate loans by $28.6 million, or 7.6%, to $345.2 million. Multi-family real estate loans increased $2.5 million, or 0.9%, to $291.4 million, and commercial loans increased $2.9 million, or 3.6%, to $83.2 million. Construction and land loans increased $3.0 million, or 4.9%, to $64.5 million. Other loan categories remained relatively constant. Nonresidential real estate loans decreased by $483,000, or 0.1%, to $325.9 million, and commercial leases decreased by $920,000, or 0.6%, to $144.8 million. Future loan growth could be adversely affected by our unwillingness to compete for loans by relaxing our historical underwriting standards.

Securities available-for-sale increased by $9.4 million, or 13.8%, to $77.0 million. During the fourth quarter of 2007 we securitized $23.5 million of conforming adjustable rate residential mortgage loans with Fannie Mae. We received securities in exchange for the securitized loans, and recorded no gain or loss on the transaction. In addition the balance of the securities available-for-sale decreased due to maturing securities and a negative $13.2 million change in market value principally related to our Freddie Mac preferred stocks.

Total deposits decreased by $24.9 million, or 2.3%, during the fourth quarter of 2007, primarily due to the reduction of higher cost money market accounts and certificates of deposits. Money market accounts decreased by $16.1 million, or 6.0%, and certificates of deposit decreased by $13.7 million, or 4.3%. NOW accounts increased by $8.9 million, or 3.0%, and savings accounts decreased by $3.9 million, or 3.9%. Federal Home Loan Bank advances increased by $17.5 million, or 27.3%.

Asset Quality

Non-performing loans increased by $2.5 million to $12.1 million during the fourth quarter, and represented 0.95% of loans. The increase was due in substantial part to our placing on non-accrual status a $2.7 million loan that is secured by an apartment building located in a northern Chicago suburb. We placed the loan on non-accrual status because the borrowers used the investment property cash flow to make equity investor distributions rather than to make scheduled loan payments that were due on or before December 31, 2007. We subsequently entered into a forbearance agreement with the borrowers that is expected to restore the loan to accrual status by the end of the first quarter of 2008. The same borrowers have a second loan that is secured by a similarly-situated apartment building that remained on accrual status as of December 31, 2007.

Our allowance for loan losses totaled $11.051 million at December 31, 2007, a decrease of $29,000 compared to the allowance at September 30, 2007. The decrease was based on several factors, including our reversal and partial recharacterization of a $428,000 specific loan loss reserve that we recorded during the first quarter of 2007 based on defalcations committed by a third-party loan servicing company that initiated bankruptcy proceedings. We settled the claims that we made with the bankruptcy trustee and our blanket bond carrier for the defalcations during the fourth quarter of 2007. This reduction to our allowance for loan losses was partially offset by a $95,000 net increase in the portion of the allowance that we allocate to impaired loans pursuant to SFAS No. 114 and a $304,000 net increase in the general loan loss reserves that we establish pursuant to SFAS No. 5 based on changes to the economic factors utilized in our model.

As of December 31, 2007, our SFAS No. 114 allocation for impaired loans totaled $806,000. The specific reserves that we allocate to loans are strongly influenced by the market value of the underlying collateral for the loans. As changes in the market value of the underlying collateral occur, fluctuations in the specific reserves attributable to loans secured by the collateral should also be expected to occur, and any declines in the market value of collateral could result in new or additional provisions for specific reserves. Certain types of collateral, such as marketable securities, are particularly susceptible to sudden changes in market value.

Fourth Quarter of 2007 Operating Results

We had net income of $929,000 for the fourth quarter of 2007, compared to net income of $1.2 million for the fourth quarter of 2006. Our operating results for the fourth quarter of 2007 included a pre-tax charge of $1.2 million, which reflected our proportionate share of Visa’s estimated litigation obligations. The charge was recorded because BankFinancial, like other Visa USA members, is obligated to share expenses, resulting from certain indemnified Visa litigation, proportionately with its ownership interests in Visa USA. If Visa USA’s initial public offering is completed as planned, BankFinancial’s proportionate share of the proceeds of the initial offering is expected to offset or exceed the amount of this charge. Net of tax, the amount of the Visa litigation charge was $747,000, or $0.04 per share.

Our operating results for the fourth quarter of 2007 included a $1.2 million pre-tax expense for equity-based compensation and benefits, compared to a $3.5 million pre-tax expense for the fourth quarter of 2006. These expenses relate in substantial part to the vesting of equity-based awards that were made in 2006 pursuant to the Equity Incentive Plan that our stockholders approved, and to expenses arising from the ESOP that we established in connection with our mutual-to-stock conversion in June of 2005. Net of tax, our equity-based compensation expenses totaled approximately $734,000, or $0.04 per share, for the fourth quarter of 2007, compared to $2.1 million, or $0.10 per share, for the fourth quarter of 2006.

Net interest income for the fourth quarter of 2007 was $13.0 million, compared to net interest income of $14.0 million for the fourth quarter of 2006, due in part to a $51.2 million, or 3.9%, decrease in average loans commensurate with our planned reduction of exposure to the construction, healthcare and residential lending segments, and the cumulative effect of scheduled maturities of higher-yielding investment securities during 2007. These influences were partially offset by the retirement of higher-cost deposits and borrowings during 2007. In addition, on a comparative basis, other factors affecting net interest income include the cumulative effects of our share repurchase program in 2007 and the fact that our recent investment in Bank-Owned Life Insurance produces non-interest income rather than interest income. Our net interest margin was 3.80% for the fourth quarter of 2007, compared to 3.74% for the fourth quarter of 2006. Our net interest rate spread for the fourth quarter of 2007 was 3.02%, compared to 2.91% for the fourth quarter of 2006.

Non-interest income for the fourth quarter of 2007 was $2.5 million, unchanged from the fourth quarter of 2006. Non-interest income for the fourth quarter of 2007 included $231,000 in earnings on Bank-Owned Life Insurance, compared to no such earnings for the same period in 2006. Deposit service charges and fees decreased by $107,000, or 10.5%, and other fee income decreased by $23,000, or 4.5%, compared to the same period in 2006. Insurance commissions and annuities income decreased $91,000, or 24.1%, to $287,000. Gain on the sale of loans totaled $34,000 in the fourth quarter of 2007, compared to a gain of $61,000 for the fourth quarter of 2006. We recorded no gain or loss on the sale of investment securities in the fourth quarter of 2007, compared to a net loss of $43,000 on the sale of investment securities for the fourth quarter of 2006. Mortgage loan servicing fees decreased by $23,000, or 10.1%. Operation expenses for real estate owned totaled $13,000 for the fourth quarter of 2007, compared to $1,000 in income for the same period in 2006. Other income decreased by $72,000, or 14.4%, to $428,000.

Non-interest expense for the fourth quarter of 2007 was $14.3 million, compared to $15.4 million for the fourth quarter of 2006, a decrease of $1.1 million, or 7.0%. This decrease was due in part to a decline in expense for equity-based compensation and benefits to $1.2 million for the fourth quarter of 2007, from $3.5 million for the fourth quarter of 2006. On a comparative basis, this decline was attributable in substantial part to differences in the timing of the recording of expense for equity-based awards that were predominantly made during the third quarter of 2006 and vest over a period of time. Non-interest expense for the fourth quarter of 2007 included a pre-tax charge of $1.2 million reflecting our proportionate share of Visa’s estimated litigation obligations. Office occupancy and equipment expenses increased $199,000, or 14.1%, primarily due to a $94,000 increase in rental expense and the write-off of feasibility and design costs related to a possible remodeling project. Advertising and public relations expenses increased $77,000, or 31.7%. Data processing expenses decreased $7,000, or 0.8%. Other expenses decreased by $107,000, or 9.3% to $1.0 million, compared to $1.2 million in other expenses for the quarter ended December 31, 2006. Other expenses for the fourth quarter of 2007 included $150,000 of the total $250,000 fraud loss that we recorded in connection with claims that we settled with the bankruptcy trustee and our blanket bond carrier for defalcations committed by a third party loan servicing company. Other expenses for the fourth quarter of 2007 also reflected a $171,000 increase in the amount of loan expenses net of capitalized direct loan origination costs.

2007 Operating Results

We had net income of $7.2 million for the year ended December 31, 2007, compared to net income of $10.0 million for the year ended December 31, 2006. Among the factors affecting this decrease in net income was a $2.9 million decrease in net interest income that was due in part to various measures that we implemented in 2007 to preserve asset quality and protect our net interest margin in anticipation of increasingly challenging economic conditions, including the reduction of our exposure to various asset classes and borrowers and the repayment of wholesale borrowings with maturing securities. As a result of these measures and other factors, interest income from securities decreased $4.1 million due in part to a $117.0 million, or 57.4%, decrease in the average balance of securities available-for-sale to $86.9 million for the year ended December 31, 2007, from $203.9 million for the year ended December 31, 2006. This decrease in interest income from securities was partially offset by a $2.7 million decrease in interest expense on borrowings primarily due to a $78.5 million, or 42.8%, decrease in the average balance of borrowings to $104.8 million for the year ended December 31, 2007, from $183.3 million for the year ended December 31, 2006. In addition, net interest income was negatively impacted by a $2.3 million, or 0.2%, decrease in average loans commensurate with our planned reduction of exposure to the construction, healthcare and residential lending segments, the cumulative effects of our share repurchase program and the investment in 2007 in Bank-Owned Life Insurance, which produces non-interest income rather than interest income. The $2.9 million decrease in net interest income was partially offset by a $2.2 million decrease in compensation and benefits.

Net income for 2007 was also affected by a pre-tax non-interest expense of $1.2 million, which reflected our proportionate share of Visa’s estimated litigation obligations. If Visa USA’s initial public offering is completed as planned, our proportionate share of the proceeds of the initial offering is expected to offset or exceed the amount of this charge. Non-interest expense for 2007 also included a $250,000 fraud loss that we sustained, net of blanket bond and bankruptcy estate recoveries, due to defalcations by a third-party loan servicing company. In addition, net income for 2007 was affected by an $833,000 increase in our provision for loan losses and an $861,000 decrease in non-interest income predominantly due to a $600,000 decrease in deposit service charges and fees and a $300,000 decrease in insurance commissions and annuities income.

Dividends

On January 30, 2008, our Board of Directors declared a cash dividend of $0.07 per share payable on Friday, March 7, 2008 to stockholders of record on Wednesday, February 13, 2008. Total dividends paid in 2007 were $6.5 million.

Stock Repurchases

For the three months ended December 31, 2007, we repurchased 335,900 shares of our common stock at an aggregate cost of $5.3 million. As of December 31, 2007, we have purchased a total of 3,055,223 shares at an aggregate cost of $51.2 million under our authorization to purchase up to 3,605,384 shares.

Conference Call

BankFinancial’s executive management will hold a conference call to discuss the contents of this news release, as well as business and financial highlights, on Thursday, February 21, 2008, at 9:30 a.m. CST. The telephone number for the conference call is 888-713-4211 and the participant passcode is 56958239. The conference call will also be available by webcast within the Stockholder Information section of our web site: www.bankfinancial.com.

About BankFinancial

BankFinancial Corporation is the holding company for BankFinancial F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through our 18 full-service banking offices, located in Cook, DuPage, Lake and Will counties, Illinois. At December 31, 2007, BankFinancial Corporation had total assets of $1.481 billion, total loans of $1.254 billion, total deposits of $1.074 billion and stockholders’ equity of $291 million. BankFinancial Corporation's common stock is listed on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's web site, www.bankfinancial.com.

Safe Harbor

Certain statements made in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words "may," "will," "should," "would," "anticipate," "estimate," "expect,” "plan," "believe," "intend," and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following without limitation: general, regional, and local economic conditions and their effect on interest rates, the company and its customers; credit risks and risks from concentrations (geographic and by industry) within the loan portfolio; changes in regulations or accounting policies affecting financial institutions; the costs and effects of litigation and of unexpected or adverse outcomes of such litigation; technological changes; acquisitions and integration of acquired business; the failure of assumptions underlying the establishment of resources for loan losses and estimations of values of collateral and various financial assets and liabilities; the outcome of efforts to manage interest rate or liquidity risk; competition; and acts of war or terrorism. We undertake no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

For Further Information Contact:

Shareholders, Analysts and Investors:	Media:

Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing and Sales BankFinancial Corporation Telephone: 630-242-7226

BANKFINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(Dollars in thousands; except per share) – (Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash and due from other financial institutions	$28,279	$38,286
Interest-bearing deposits in other financial institutions	669	29,051

Cash and cash equivalents	28,948	67,337
Securities available-for-sale, at fair value	77,049	117,853
Loans held-for-sale	173	298
Loans receivable, net of allowance for loan losses:
December 31, 2007, $11,051; and December 31, 2006, $10,622	1,253,999	1,330,091
Stock in Federal Home Loan Bank, at cost	15,598	15,598
Premises and equipment, net	34,487	35,005
Accrued interest receivable	7,090	7,869
Goodwill	22,566	22,579
Core deposit intangible	7,769	9,648
BOLI	19,585	—
Other assets	13,280	7,020

Total assets	$1,480,544	$1,613,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	1,073,650	1,129,585
Borrowings	96,433	138,148
Advance payments by borrowers taxes and insurance	7,488	8,461
Accrued interest payable and other liabilities	11,836	11,089

Total liabilities	1,189,407	1,287,283

Commitments and contingent liabilities

Stockholders’ equity
Preferred Stock, $0.01 par value, 25,000,000 shares authorized, none issued or outstanding	—	—
Common Stock, $0.01 par value, shares authorized: 100,000,000; shares issued at December 31, 2007, 22,244,277 and at December 31, 2006, 24,304,950	222	243
Additional paid-in capital	198,449	227,741
Retained earnings, substantially restricted	113,802	113,128
Unearned Employee Stock Ownership Plan shares	(17,126)	(18,105)
Accumulated other comprehensive income (loss)	(4,210)	3,008

Total stockholders’ equity	291,137	326,015

Total liabilities and stockholders’ equity	$1,480,544	$1,613,298

BANKFINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands; except per share) – (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Interest and dividend income
Loans, including fees	$20,809	$21,823	$85,601	$83,502
Securities	1,046	1,507	5,056	9,184
Other	70	537	1,296	1,400

Total interest income	21,925	23,867	91,953	94,086
Interest expense
Deposits	7,836	8,244	33,446	29,957
Borrowings	1,044	1,610	4,858	7,532

Total interest expense	8,880	9,854	38,304	37,489

Net interest income	13,045	14,013	53,649	56,597

Provision (credit) for loan losses	10	(537)	697	(136)

Net interest income after provision (credit) for loan losses	13,035	14,550	52,952	56,733
Noninterest income
Deposit service charges and fees	915	1,022	3,606	4,198
Other fee income	484	507	1,939	1,916
Insurance commissions and annuities income	287	378	1,007	1,321
Gain on sale of loans	34	61	126	246
Gain (loss) on sale of securities	—	(43)	399	101
Gain (loss) on disposition of premises and equipment	(4)	1	9	395
Loan servicing fees	204	227	811	938
Amortization and impairment of servicing assets	(64)	(121)	(396)	(448)
Operations of real estate owned	(13)	1	(17)	(45)
Earnings on BOLI	231	—	585	—
Other	428	500	1,579	1,887

Total noninterest income	2,502	2,533	9,648	10,509
Noninterest expense
Compensation and benefits	8,206	10,674	32,276	34,454
Office occupancy and equipment	1,615	1,416	5,949	5,602
Advertising and public relations	320	243	1,412	1,193
Data processing	848	855	3,241	3,341
Supplies, telephone, and postage	572	560	2,109	2,100
Amortization of intangibles	464	489	1,879	1,873
Visa settlement	1,240	—	1,240	—
Other	1,046	1,153	4,376	3,807

Total noninterest expense	14,311	15,390	52,482	52,370

Income before income taxes	1,226	1,693	10,118	14,872
Income tax expense	297	486	2,963	4,826

Net income	$929	$1,207	$7,155	$10,046

Basic earnings per common share	$0.05	$0.06	$0.35	$0.45

Diluted earnings per common share	$0.05	$0.06	$0.35	$0.45

Weighted average common shares outstanding	20,124,864	21,827,482	20,659,587	22,368,032
Diluted weighted average common shares outstanding	20,124,864	21,840,476	20,659,587	22,372,228

BANKFINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST MARGIN

Three Months Ended December 31, 2007 and 2006

(Dollars in thousands) – (Unaudited)

	Three months ended December 31, 2007			Three months ended December 31, 2006
	Average Outstanding Balance	Interest	Yield/Rate (1)	Average Outstanding Balance	Interest	Yield/Rate (1)
Interest-earning assets:
Loans	$1,277,238	$20,809	6.46%	$1,328,482	$21,823	6.52%
Securities available-for-sale	64,097	1,046	6.47	110,033	1,507	5.43
Stock in FHLB	15,598	—	—	18,299	148	3.21
Other earning assets	5,957	70	4.66	29,219	389	5.28

Total interest-earning assets	1,362,890	21,925	6.38	1,486,033	23,867	6.37

Noninterest-earning assets	121,651			125,656

Total assets	$1,484,541			$1,611,689

Interest-bearing liabilities:
Savings deposits	$98,778	195	0.78	$115,933	238	0.81
Money market deposits	257,024	2,531	3.91	258,870	2,781	4.26
NOW deposits	294,328	1,666	2.25	257,143	1,333	2.06
Certificates of deposit	315,952	3,444	4.32	348,825	3,892	4.43

Total deposits	966,082	7,836	3.22	980,771	8,244	3.33
Borrowings	82,220	1,044	5.04	149,001	1,610	4.29

Total interest-bearing liabilities	1,048,302	8,880	3.36	1,129,772	9,854	3.46

Noninterest-bearing deposits	111,959			129,540
Other liabilities	22,369			26,367

Total liabilities	1,182,630			1,285,679
Equity	301,911			326,010

Total liabilities and equity	$1,484,541			$1,611,689

Net interest income		$13,045			$14,013

Net interest rate spread (2)			3.02%			2.91%
Net interest-earning assets (3)	$314,588			$356,261

Net interest margin (4)			3.80%			3.74%

Ratio of interest-earning assets to interest-bearing liabilities	130.01%			131.53%

(1)	Annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BANKFINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST MARGIN

Years Ended December 31, 2007 and 2006

(Dollars in thousands) – (Unaudited)

	Year ended December 31, 2007			Year ended December 31, 2006
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans	$1,297,299	$85,601	6.60%	$1,299,597	$83,502	6.43%
Securities available-for-sale	86,946	5,056	5.82	203,900	9,184	4.50
Stock in FHLB	15,598	359	2.30	21,813	724	3.32
Other earning assets	18,245	937	5.14	12,713	676	5.32

Total interest-earning assets	1,418,088	91,953	6.48	1,538,023	94,086	6.12

Noninterest-earning assets	114,668			102,220

Total assets	$1,532,756			$1,640,243

Interest-bearing liabilities:
Savings deposits	$106,870	833	0.78	$123,413	1,019	0.83
Money market deposits	260,256	11,072	4.25	252,109	10,096	4.00
NOW deposits	282,670	6,837	2.42	241,378	4,128	1.71
Certificates of deposit	328,371	14,704	4.48	359,119	14,714	4.10

Total deposits	978,167	33,446	3.42	976,019	29,957	3.07
Borrowings	104,782	4,858	4.64	183,286	7,532	4.11

Total interest-bearing liabilities	1,082,949	38,304	3.54	1,159,305	37,489	3.23

Noninterest-bearing deposits	116,556			123,614
Other liabilities	21,831			25,110

Total liabilities	1,221,336			1,308,029
Equity	311,420			332,214

Total liabilities and equity	$1,532,756			$1,640,243

Net interest income		$53,649			$56,597

Net interest rate spread (1)			2.94%			2.89%
Net interest-earning assets (2)	$335,139			$378,718

Net interest margin (3)			3.78%			3.68%
Ratio of interest-earning assets to interest-bearing liabilities	130.95%			132.67%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

PERFORMANCE MEASUREMENTS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Return on assets (ratio of net income to average total assets) (1)	0.25%	0.59%	0.61%	0.42%	0.30%
Return on equity (ratio of net income to average equity) (1)	1.23	2.90	3.01	2.03	1.48
Net interest rate spread (1)	3.02	2.91	2.88	2.98	2.91
Net interest margin (1)	3.80	3.76	3.74	3.84	3.74
Efficiency ratio	92.05	77.38	80.79	81.66	93.01
Noninterest expense to average total assets (1)	3.86	3.26	3.28	3.31	3.82
Average interest-earning assets to average interest-bearing liabilities	130.01	130.11	131.30	132.31	131.53
Offices	18	18	18	18	18
Employees (full time equivalents)	425	416	418	425	438

SUMMARY INCOME STATEMENT:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Total interest income	$21,925	$23,124	$23,111	$23,793	$23,867
Total interest expense	8,880	9,899	9,760	9,765	9,854

Net interest income before provision	13,045	13,225	13,351	14,028	14,013
Provision (credit) for loan losses	10	460	(354)	581	(537)

Net interest income	13,035	12,765	13,705	13,447	14,550
Noninterest income	2,502	2,777	2,327	2,042	2,533
Noninterest expense	14,311	12,383	12,666	13,122	15,390

Income before income tax	1,226	3,159	3,366	2,367	1,693
Income tax expense	297	922	1,028	716	486

Net income	$929	$2,237	$2,338	$1,651	$1,207

Basic earnings per common share	$0.05	$0.11	$0.11	$0.08	$0.06

Diluted earnings per common share	$0.05	$0.11	$0.11	$0.08	$0.06

NONINTEREST INCOME AND EXPENSE:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Noninterest Income:
Deposit service charges and fees	$915	$938	$918	$835	$1,022
Other fee income	484	495	499	461	507
Insurance commissions and annuities income	287	251	225	244	378
Gain on sales of loans	34	43	1	48	61
Gain (loss) on sales of investment securities	—	399	—	—	(43)
Gain on disposition of premises and equipment	(4)	—	7	6	1
Loan servicing fee income	204	182	214	211	227
Amortization and impairment of servicing assets	(64)	(131)	(106)	(95)	(121)
REO operations	(13)	(4)	—	—	1
Earnings on bank-owned life insurance	231	219	135	—	—
Other	428	385	434	332	500

Total noninterest income	$2,502	$2,777	$2,327	$2,042	$2,533

Noninterest Expense:
Compensation and benefits	$8,206	$7,773	$7,860	$8,437	$10,674
Office occupancy and equipment	1,615	1,428	1,399	1,507	1,416
Advertising	320	409	455	228	243
Data processing	848	821	823	749	855
Supplies, telephone and postage	572	485	484	568	560
Amortization of intangibles	464	469	469	477	489
Visa Settlement	1,240	—	—	—	—
Other	1,046	998	1,176	1,156	1,153

Total noninterest expenses	$14,311	$12,383	$12,666	$13,122	$15,390

(1)	Annualized

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

SUMMARY BALANCE SHEET:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
ASSETS:
Cash	$28,279	$30,694	$32,071	$35,357	$38,286
Interest-bearing deposits and short-term investments	669	14,003	33,887	30,947	29,051
Securities available for sale, net	77,049	67,686	69,085	106,884	117,853
Loans held for sale	173	2,031	620	143	298
Loans receivable, net	1,253,999	1,276,303	1,282,645	1,298,489	1,330,091
Federal Home Loan Bank stock	15,598	15,598	15,598	15,598	15,598
Premises and equipment	34,487	34,171	34,437	34,571	35,005
Intangible assets	30,335	30,799	31,268	31,750	32,227
BOLI	19,585	19,354	19,135	—	—
Other assets	20,370	14,157	13,182	13,382	14,889

Total assets	$1,480,544	$1,504,796	$1,531,928	$1,567,121	$1,613,298

LIABILITIES AND EQUITY:
Deposits	$1,073,650	$1,098,541	$1,105,237	$1,105,846	$1,129,585
Borrowings	96,433	81,138	100,862	134,300	138,148
Other liabilities	19,324	21,496	18,917	17,388	19,550

Total liabilities	1,189,407	1,201,175	1,225,016	1,257,534	1,287,283
Stockholders’ equity	291,137	303,621	306,912	309,587	326,015

Total liabilities and stockholders’ equity	$1,480,544	$1,504,796	$1,531,928	$1,567,121	$1,613,298

CAPITAL RATIOS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
BankFinancial Corporation:
Equity to total assets (end of period)	19.66%	20.18%	20.03%	19.76%	20.21%
Tangible equity to tangible total assets (end of period)	17.95	18.51	18.37	18.10	18.58

BankFinancial FSB:
Risk-based total capital ratio	16.74	19.07	20.26	20.64	20.09
Risk-based tier 1 capital ratio	15.93	18.22	19.43	19.74	19.26
Tier 1 leverage ratio	13.95	15.16	15.94	15.51	15.05

Stock repurchases—$ (000’s)	$5,273	$5,643	$3,780	$19,261	$3,960
Stock repurchases—shares	335,900	377,406	232,643	1,131,974	226,600

COMMON STOCK AND DIVIDENDS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Stock Prices:
Close	$15.82	$15.82	$15.45	$16.27	$17.81
High	16.67	16.39	16.75	17.98	18.50
Low	14.54	13.01	15.45	16.10	17.23

Cash dividends paid	$0.07	$0.07	$0.07	$0.07	$0.06

DEPOSITS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Non-interest-bearing demand	$111,554	$111,772	$126,304	$122,422	$134,097
Interest-bearing NOW	306,517	297,589	282,300	277,683	274,391
Money market	250,682	266,737	262,265	258,400	260,796
Savings	97,280	101,176	107,030	114,793	114,851
Certificates of deposit—Retail	305,610	314,450	317,946	321,444	323,957
Certificates of deposit—Wholesale	2,007	6,817	9,392	11,104	21,493

Total certificates of deposit	307,617	321,267	327,338	332,548	345,450

Total deposits	$1,073,650	$1,098,541	$1,105,237	$1,105,846	$1,129,585

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
LOANS:
One- to four-family residential real estate	$345,245	$373,830	$381,447	$391,759	$397,545
Multi-family mortgage loans	291,395	288,883	291,963	299,566	297,131
Nonresidential real estate	325,885	326,368	321,943	314,275	320,729
Construction and land loans	64,483	61,482	68,024	68,742	85,222
Commercial loans	83,233	80,358	84,410	90,103	89,346
Commercial leases	144,841	145,761	134,217	134,327	139,164
Consumer loans	3,506	4,009	4,697	3,531	4,045
Other loans (including municipal)	4,544	4,544	4,544	4,752	4,959

Total loans	1,263,132	1,285,235	1,291,245	1,307,055	1,338,141
Loans in process	(168)	(63)	(87)	154	148
Net deferred loan origination costs	2,086	2,211	2,266	2,402	2,424
Allowance for loan losses	(11,051)	(11,080)	(10,779)	(11,122)	(10,622)

Loans, net	$1,253,999	$1,276,303	$1,282,645	$1,298,489	$1,330,091

CREDIT QUALITY RATIOS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Nonperforming Loans and Assets:
Nonperforming loans	$12,058	$9,557	$9,720	$8,759	$9,226
Real estate owned	820	252	—	—	—

Nonperforming assets	$12,878	$9,809	$9,720	$8,759	$9,226

Asset Quality Ratios:
Nonperforming assets to total assets	0.87%	0.65%	0.63%	0.56%	0.57%
Nonperforming loans to total loans	0.95	0.74	0.75	0.67	0.69
Allowance for loan losses to nonperforming loans	91.65	115.94	110.90	126.98	115.13
Allowance for loan losses to total loans	0.87	0.86	0.83	0.85	0.79
Net charge-off ratio (1)	0.01	0.05	0.00	0.02	0.23

ALLOWANCE FOR LOAN LOSSES:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Beginning balance	$11,080	$10,779	$11,122	$10,622	$11,924
Provision (credit) for loan losses	10	460	(354)	581	(537)
Loans charged off	(46)	(159)	(3)	(97)	(767)
Recoveries	7	—	14	16	2

Ending balance	$11,051	$11,080	$10,779	$11,122	$10,622

(1)	Annualized

BANKFINANCIAL CORPORATION

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

Latest Five Quarters

(Dollars in thousands; except per share) – (Unaudited)

SELECTED AVERAGE BALANCES:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Average total assets	$1,484,541	$1,518,670	$1,543,985	$1,584,765	$1,611,689
Average earning assets	1,362,890	1,397,286	1,432,238	1,481,465	1,486,033
Average total loans	1,277,238	1,291,593	1,297,583	1,323,345	1,328,482
Average investment securities	64,097	73,370	98,791	112,206	110,033
Average FHLB stock	15,598	15,598	15,598	15,598	18,299
Average other earning assets	5,957	16,725	20,266	30,316	29,219
Average interest-bearing deposits	966,082	986,113	978,601	981,956	980,771
Average total borrowings	82,220	87,782	112,209	137,715	149,001
Average interest-bearing liabilities	1,048,302	1,073,895	1,090,810	1,119,671	1,129,772
Average total stockholders’ equity	301,911	308,041	310,219	325,806	326,010

SELECTED YIELDS AND COST OF FUNDS (1):

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Average earning assets	6.38%	6.57%	6.47%	6.51%	6.37%
Average total loans	6.46	6.67	6.60	6.66	6.52
Average investment securities	6.47	5.90	5.66	5.51	5.43
Average FHLB stock	—	2.77	2.75	3.72	3.21
Average other earning assets	4.66	5.08	5.30	5.15	5.28

Average interest-bearing deposits	3.22	3.55	3.48	3.42	3.33
Average total borrowings	5.04	4.81	4.51	4.38	4.29
Average interest-bearing liabilities	3.36	3.66	3.59	3.54	3.46

Interest rate spread	3.02	2.91	2.88	2.98	2.91
Net interest margin	3.80	3.76	3.74	3.84	3.74

EARNINGS PER SHARE COMPUTATIONS:

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Net income	$929	$2,237	$2,338	$1,651	$1,207

Average common shares outstanding	22,429,477	22,692,613	23,124,955	23,924,011	24,384,369
Less: Unearned ESOP shares	(1,728,813)	(1,753,480)	(1,777,881)	(1,802,198)	(1,826,679)
Less: Unvested restricted stock	(575,800)	(619,385)	(618,600)	(637,882)	(730,208)

Weighted average common shares outstanding	20,124,864	20,319,748	20,728,474	21,483,931	21,827,482
Plus: Dilutive common shares equivalents	—	97,765	26,049	53,611	12,994

Weighted average dilutive shares outstanding	20,124,864	20,417,513	20,754,523	21,537,542	21,840,476

Number of antidilutive stock options excluded from the diluted earnings per share calculation	1,597,400	1,576,200	1,557,500	1,301,000	1,301,000
Weighted average exercise price of anti-dilutive option shares	$17.40	$17.34	$17.36	$17.63	$17.63

Earnings per basic share	$0.05	$0.11	$0.11	$0.08	$0.06

Earnings per diluted share	$0.05	$0.11	$0.11	$0.08	$0.06

N.A. = Not Applicable

(1)	Annualized

BANKFINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES

The Company utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating, budgeting and planning decisions for future periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The Company believes that the use of the non-GAAP financial measures described below provides the Board of Directors and management, and may provide some investors, with a more complete understanding of the Company’s operating results and trends, and facilitate comparisons to historical and peer performance. The Company’s non-GAAP financial measures should be considered supplemental in nature and should not be considered in isolation, or as superior to or a substitute for, financial measures that are prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may differ from similar non-GAAP financial measures that are used by other companies, thus limiting their usefulness as a comparative tool.

Amortization of Intangibles Expense. The Company believes that the exclusion from its net income of expense for the amortization of the core deposit intangible assets resulting from its acquisition of Success Bancshares and University National Bank facilitates the comparison of the Company’s operating results to the Company’s historical performance and to the performance of other financial institutions with different acquisition histories. In addition, the level of amortization of core deposit intangible assets arising from an acquisition can vary significantly depending on the valuation methodology used and the interest rate environment that existed at the time of the acquisition.

Equity-based Compensation. The Company believes that the exclusion of equity-based compensation expense from its net income facilitates the comparison of the Company’s operating results to the Company’s historical performance, including the prior periods in which it operated as a mutual institution and had no stock outstanding. In addition, the Company believes that this non-GAAP measure facilitates the comparison of the Company’s performance to the performance of other financial institutions that have different or more seasoned equity-based compensation plans, including plans pursuant to which stock option awards vested prior to the effective date of SFAS No. 123R.

Visa Settlement. The Company believes that the exclusion of this one-time litigation expense due to our proportionate share of Visa litigation charges from its net income facilitates the comparison of the Company’s operating results to the Company’s historical performance

Core Return on Assets. The Company believes that adjusting the calculation of its return on assets to exclude the equity-based compensation expense, the amortization of intangibles expenses and the Visa settlement expense furthers the purposes described above. Thus, the Company calculates core return on assets by dividing net income for a period, adjusted to exclude these expenses, by its average assets for the period.

Core Return on Equity. The Company believes that adjusting the calculation of its return on equity to exclude the equity-based compensation expense, the amortization of intangibles expenses and the Visa settlement expense furthers the purposes described above. Thus, the Company calculates core return on equity by dividing average stockholders’ equity for a period by net income, adjusted to exclude these expenses, for the period.

Core Dilutive Earnings per Share. The Company believes that adjusting the calculation of its dilutive earnings per share to exclude the equity-based compensation expense, the amortization of intangibles expenses and the Visa settlement expense furthers the purposes described above. Thus, the Company calculates core dilutive earnings per share by net income, adjusted to exclude these expenses, for the period by the weighted average dilutive common shares outstanding, for the period.

Core Noninterest Expense to Average Total Assets. The Company believes that adjusting the calculation of its noninterest expense to average total assets to exclude the equity-based compensation expense, the amortization of intangibles expenses and the Visa settlement expense furthers the purposes described above. Thus, the Company calculates noninterest expense to average total assets by dividing noninterest expense, adjusted to exclude these expenses, by average total assets for the period.

Core Efficiency Ratio. The Company believes that adjusting the calculation of its efficiency ratio to exclude the equity-based compensation expense, the amortization of intangibles expenses and the Visa settlement expense furthers the purposes described above. Thus, the Company calculates core efficiency ratio by dividing noninterest expense, adjusted to exclude these expenses, by the sum of net interest income and noninterest income.

There are inherent limitations associated with the use of each of the above non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results in the future. The Company has further highlighted these and the other limitations described above by providing a reconciliation of the GAAP amounts that have been excluded from these non-GAAP financial measures.

BANKFINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Dollars in thousands; except per share) – (Unaudited)

FOR THE QUARTERS AND YEARS ENDED

DECEMBER 31, 2007 AND 2006

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
Core Operating Income:
Net Income	$929	$1,207	$7,155	$10,046

Adjustments:
Equity-based compensation and benefits	1,219	3,542	5,084	5,377
Amortization of core deposit intangible	464	489	1,879	1,873
Visa settlement	1,240	—	1,240	—
Tax effect on adjustments assuming 39.745% tax rate	(1,162)	(1,602)	(3,260)	(2,882)

Core Operating Income	$2,690	$3,636	$12,098	$14,414

Return on assets (ratio of net income to average total assets) (1)	0.25%	0.30%	0.47%	0.61%
Core return on assets (ratio of core operating income to average total assets) (1)	0.72%	0.90%	0.79%	0.88%
Return on equity (ratio of net income to average equity) (1)	1.23%	1.48%	2.30%	3.02%
Core return on equity (ratio of core operating income to average equity) (1)	3.56%	4.46%	3.88%	4.34%

Dilutive earnings per common share	$0.05	$0.06	$0.35	$0.45
Core dilutive earnings per common share	$0.13	$0.17	$0.59	$0.64

Core Noninterest Expenses:
Noninterest Expenses	$14,311	$15,390	$52,482	$52,370
Adjustments:
Equity-based compensation and benefits	(1,219)	(3,542)	(5,084)	(5,377)
Amortization of core deposit intangible	(464)	(489)	(1,879)	(1,873)
Visa settlement	(1,240)	—	(1,240)	—

Core Noninterest Expenses	$11,388	$11,359	$44,279	$45,120

Noninterest expense to average total assets (1)	3.86%	3.82%	3.42%	3.19%
Core noninterest expense to average total assets (1)	3.07%	2.82%	2.89%	2.75%

Efficiency ratio (ratio of noninterest expense to net interest income plus noninterest income)	92.05%	93.01%	82.91%	78.04%
Core efficiency ratio (ratio of core noninterest expense to net interest income plus noninterest income)	73.25%	68.65%	69.95%	67.24%

(1)	Annualized for the three-month periods.

FOR THE LATEST FIVE QUARTERS

	2007				2006 IVQ
	IVQ	IIIQ	IIQ	IQ
Core Operating Income:
Net Income	$929	$2,237	$2,338	$1,651	$1,207
Adjustments:
Equity-based compensation and benefits	1,219	1,311	1,294	1,261	3,542
Amortization of core deposit intangible	464	469	469	476	489
Visa settlement	1,240	—	—	—	—
Tax effect on adjustments assuming 39.745% tax rate	(1,162)	(707)	(701)	(690)	(1,602)

Core Operating Income	$2,690	$3,310	$3,400	$2,698	$3,636

Return on assets (ratio of net income to average total assets) (1)	0.25%	0.59%	0.61%	0.42%	0.30%
Core return on assets (ratio of core operating income to average total assets) (1)	0.72%	0.87%	0.88%	0.68%	0.90%
Return on equity (ratio of net income to average equity) (1)	1.23%	2.90%	3.01%	2.03%	1.48%
Core return on equity (ratio of core operating income to average equity) (1)	3.56%	4.30%	4.38%	3.31%	4.46%

Dilutive earnings per common share	$0.05	$0.11	$0.11	$0.08	$0.06
Core dilutive earnings per common share	$0.13	$0.16	$0.16	$0.13	$0.17

Core Operating Expenses:
Noninterest Expenses	$14,311	$12,383	$12,666	$13,122	$15,390
Adjustments:
Equity-based compensation and benefits	(1,219)	(1,311)	(1,294)	(1,261)	(3,542)
Amortization of core deposit intangible	(464)	(469)	(469)	(476)	(489)
Visa settlement	(1,240)	—	—	—	—

Core Noninterest Expenses	$11,388	$10,603	$10,903	$11,385	$11,359

Noninterest expense to average total assets (1)	3.86%	3.26%	3.28%	3.31%	3.82%
Core noninterest expense to average total assets (1)	3.07%	2.79%	2.82%	2.87%	2.82%

Efficiency ratio (ratio of noninterest expense to net interest income plus noninterest income)	92.05%	77.38%	80.79%	81.66%	93.01%
Core efficiency ratio (ratio of core noninterest expense to net interest income plus noninterest income)	73.25%	66.26%	69.54%	70.85%	68.65%

(1)	Annualized for the three-month periods.